Exhibit 10.1

Letter of Agreement

THIS LETTER OF AGREEMENT (“Agreement”), by and between LYDALL, INC., a Delaware corporation (the “Company”), and MONA G. ESTEY (the “Employee”), is dated September 30, 2013 (the “Effective Date”).

WITNESSETH

WHEREAS, Employee is an officer of the Company, serving most recently in the capacity of Vice President – Human Resources, and has expressed a desire to resign as an officer of the Company and pursue a reduced and more flexible work schedule as a transition towards her voluntary retirement; and

WHEREAS, the Company is interested in retaining Employee, on a transitional basis.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and Employee (the “Parties”), intending to be legally bound, agree as follows:

1.          This Agreement shall be effective for six (6) months from the Effective Date (the “Term”), unless sooner terminated as provided herein, and is not subject to renewal.

2.          Employee shall perform human resources-related services and such other related tasks as shall be assigned, from time-to-time, by the Vice President – Human Resources. For the interim period (the “Transition Period”) from the Effective Date until December 31, 2013 (the “Transition Date”), Employee shall perform said services for the Company on a full-time basis at the current salary and shall continue to be eligible to receive those related non-executive benefits as are afforded to her as a full-time employee of the Company. Following the Transition Date and for the balance of the Term, Employee shall perform said services for the Company for a minimum of twenty (20) hours per week on a mutually agreeable schedule. The remainder of Employee’s time may be spent independently in pursuits which shall not conflict with the Company’s business in any manner.

3.          At all times from the Transition Date and throughout the Term of this Agreement, Employee will be considered an at-will, part-time employee of the Company eligible for such benefits as are afforded to other part-time employees of the Company working at least twenty (20) hours per week. Additionally, the following shall apply during the Transition Period and the Term:

(a)	The Company will provide Employee with such office equipment, including a computer and Company-issued phone, and supplies as are reasonably necessary for her to perform her work.

(b)	The business expenses incurred by Employee will be reimbursed to her in accordance with the Company’s normal policies and procedures.

(c)	Employee shall remain eligible to receive incentive compensation pursuant to the Company’s Annual Incentive Performance (“AIP”) program for 2013, subject to and in accordance with the terms of the AIP program. For periods after 2013, Employee will no longer be eligible to participate in or receive compensation under the AIP program.

(d)	Employee’s unvested stock options shall continue to vest in accordance with those terms set forth in the applicable plan and agreement.

(e)	The Plan Administrator has determined that Employee’s conversion from full-time to part-time status is not deemed to be an event that results in the forfeiture of those unvested Restricted Shares issued to Employee on or about January 1, 2011 and which are tentatively scheduled to vest in March 2014; said unvested Restricted Shares shall continue to vest in accordance with those terms set forth in the applicable plan and agreement.

(f)	Employee will report to the Vice President – Human Resources of the Company who will assign Employee such work as Vice President – Human Resources deems necessary and appropriate in furtherance of the Company’s business pursuits. Such work may require Employee to travel from time to time, which will be at mutually agreeable times consistent with the requirements of the work to be performed.

4.          As of the Transition Date (unless otherwise noted), the Parties agree to and acknowledge the following:

(a)	The Company will no longer fund the premiums related to the Executive Life Insurance provided to Employee, but will consent to (if required) a request by Employee to convert said policy to a private-funded policy in which premiums will be paid by Employee.

(b)	As of the earlier of the Transition Date or the date on which the next annual premium is due, the Company will no longer fund the premiums related to the Executive Long-Term Disability policy provided to Employee, but will consent to (if required) a request by Employee to convert said policy to a private-funded policy in which premiums will be paid by Employee.

(c)	Employee will no longer be eligible to receive equity compensation on par with other executives.

(d)	Employee will no longer be eligible to participate in the Company’s 401(k) plan or other benefits available to full-time employees.

5.          Other Agreements. The Restricted Share Award Agreements related to (i) those unvested Restricted Shares issued to Employee on or about January 1, 2012 and which are tentatively scheduled to vest in March 2015; and (ii) those unvested Restricted Shares issued to Employee on or about January 1, 2013 and which are tentatively scheduled to vest in March 2016, each are terminated as of the Effective Date and all rights, privileges, duties and obligations arising thereunder shall expire and be null and void as of such date. The Employment Agreement by and between the Parties, dated January 10, 2007, and the Indemnification Agreement by and between the Parties, executed on March 1, 2000, each are terminated as of the Effective Date and all rights, privileges, duties and obligations arising thereunder shall expire and be null and void as of such date. The Confidentiality/Non-Compete Agreement executed on July 21, 1997 (the “Confidentiality Agreement”) is incorporated herein by reference and shall each remain in full force and effect according to its terms.

6.          Release. In consideration of the Company entering into this Agreement and its obligation to provide the continued benefits during the Term, including the Transition Period, Employee agrees at the end of the Term to execute without revocation a valid release in substantially the form attached to this Agreement as Exhibit A (the “Release”).

7.          Following the Transition Date, Employee will accurately record all time spent performing work on behalf of the Company in the Kronos system and include the date the work was performed.

8.          Following the Transition Date, Employee will be compensated at the rate of $120.00 per hour for all work performed as evidenced by the Kronos records in accordance with the normal practice of the Company. The Company will withhold, on Employee’s behalf, such sums as required for payroll or income tax or any other tax, unemployment insurance, Social Security, or other withholding pursuant to any law or requirement of any governmental body.

9.          The Company may terminate Employee’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud by Employee relating to the performance of her services to the Company; (ii) a breach by Employee of her duties or responsibilities under the Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) Employee’s conviction of a felony or any crime involving moral turpitude; (iv) Employee’s material failure (for reasons other than death or Disability) to perform her duties under this Agreement or insubordination (defined as refusal to execute or carry out directions from the Vice President – Human Resources or his/her duly appointed designees); or (v) a breach by Employee of any provision of any material policy of the Company or of her obligations under the Confidentiality Agreement. The Company shall exercise its right to terminate Employee’s employment for Cause by giving Employee written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of Employee’s employment for Cause, Employee shall be entitled to receive only (a) earned pay through the date of such termination of employment; (b) any other compensation and benefits to the extent actually earned by Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (c) any reimbursement amounts owed.

10.         Severability or Partial Invalidity. The invalidity or unenforceability of a particular provision hereof shall not affect the other provisions of this Agreement, and it shall be construed in all respects as if such invalid or unenforceable provision were omitted. In the event any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall remain valid and binding in accordance with its terms.

11.         Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries without Employee’s consent.

12.         Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut, without regard to the conflicts of law provisions thereof; and both Parties hereby consent to the exclusive jurisdiction of the state and federal courts of the State of Connecticut with respect to any disputes relating to this Agreement.

13.         Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.         No Disparagement. Both during the period of Employee’s employment with the Company, and following the date of termination of her employment for any reason, Employee shall not publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. The parties agree that the terms of this Section shall survive the term of this Agreement and the termination of Employee’s employment.

15.         Covenant to Notify Management. Employee agrees to abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. Employee agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that Employee is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, Employee agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken.

16.         Entire Agreement. This Agreement, along with the Confidentiality Agreement, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof including, but not limited to, the Employment Agreement dated January 10, 2007, and the Indemnification Agreement, dated March 1, 2000. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with the Confidentiality Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with the Confidentiality Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

17.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has hereunto set her hand as of the day and year first above written.

LYDALL, INC.

By:	/s/ Dale G. Barnhart
Name: Dale G. Barnhart
Title: President and Chief Executive Officer

/s/ Mona, G. Estey
MONA G. ESTEY

EXHIBIT A

TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS AGREEMENT

I, Mona G. Estey, unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee of Lydall, Inc. (“the Company”), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for those benefits extended to me by the Company set forth in that certain Letter of Agreement dated as of September 30, 2013 by and between me and the Company (the “Letter Agreement”), which is made a part hereof.

1.          In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law, equity or otherwise (collectively, “Claims”) that I may have against the Company and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me, accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), except as specifically provided below in the following paragraph number 2.

2.          I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

3.          Except as set forth in paragraph 2, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, Employee orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Connecticut or any other applicable county or municipal ordinance.

4.          As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than one percent (1%) of the outstanding publicly traded stock of any company.

5.          I further acknowledge pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true:

a.           The payment of the benefits described in the Letter Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.

b.           I have twenty one (21) days from the date of receipt to consider and sign this agreement. If I choose to sign this agreement before the end of the twenty one (21) day period, that decision is completely voluntary and has not been forced on me by the Company.

c.           I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.

d.           I am now being advised in writing to consult an attorney before signing this Agreement.

I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.

6.          Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys’ fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.

7.          As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.

8.          As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:

First. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agrees that I have, by my knowing and willing execution of this Agreement waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees. Provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

Second. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard.

Third. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, Employees, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.

Fourth. I represent, understand and agree that this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for the confidentiality and non-competition agreement previously executed by me, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement.

Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.

Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

Seventh. No Disparagement. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power, I agree and promise that I will not make any oral or written statements or reveal any information to any person, company, or agency which is disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or vendors whether present or in the future.

Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party’s accountants or attorneys or as is otherwise required by law, regulation or rule (e.g., public disclosure requirements imposed by the Securities and Exchange Commission or the New York Stock Exchange).

Ninth.  Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Company and all further payment obligations of the Company will cease, if: (a) the undersigned is terminated for “Cause” prior to the undersigned’s separation date; or (b) facts are discovered after the undersigned’s separation date that would have supported a termination for “Cause” had such facts been discovered prior to the undersigned’s separation date.

AFFIRMATION OF RELEASOR

I, Mona G. Estey, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof.

I, Mona G. Estey, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement.

I, Mona G. Estey, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.

Executed this______ day of ________________, 2014, at_____________________________.

Mona G. Estey

STATE OF ________________________________ )
)	SS:
COUNTY OF ______________________________ )

Subscribed and sworn to before me, a Notary Public in and for said County and State, this __ day of _________________, 2014, under the pains and penalties of perjury.

, Notary Public
My Commission Expires:________________________
County of Residence:________________________